Exhibit 99.1

Whitehall Jewelers Holdings, Inc. Announces Third Quarter Fiscal 2007 Operating
                               Results

                Company Narrows Third Quarter Net Loss

    CHICAGO--(BUSINESS WIRE)--Dec. 18, 2007--Whitehall Jewelers
Holdings, Inc. (OTCBB:WHJH), a leading national specialty retailer of fine jewelry, today reported financial results for the fiscal third quarter and nine months ended November 3, 2007.

    For the fiscal 2007 third quarter, net loss decreased 23% to $16.4 million, or $0.41 per share, from $21.8 million, or $0.86 per share, in the third quarter of 2006. The narrowed net loss was primarily attributable to lower selling, general and administrative expenses, including professional fees and lower interest expense, as well as initial improvements in operating efficiencies implemented by a new management team.

    Net sales were $44.5 million compared with $48.8 million for the third quarter of fiscal 2006 on one less day in the quarter versus the prior year period. Of the sales decrease, $1.7 million was attributable to store closings and stores closed for remodeling for limited periods. Comparable store sales decreased $3.3 million, or 7.0%, for the third fiscal quarter, primarily due to a lower average selling price resulting from a shift in product mix with higher percentage sales of gold and precious and semi-precious items, which carry lower price points and higher margin. The decrease in average selling price was partially offset by a 2.1% increase in the total number of merchandise units sold.

    Gross profit for the fiscal 2007 third quarter was $9.1 million compared with $11.9 million in the same period a year ago. The Company's gross profit margin was 20.4% in the fiscal third quarter compared with 24.4% in the third quarter of the prior year. The decrease in gross profit was primarily due to lower sales, higher inventory shrink expense and higher repairs expense and costs associated with its jewelry service plan.

    "Our third quarter top line results were impacted in part by a slow down in sales of higher priced items," stated Ed Dayoob, Whitehall's Chief Executive Officer. "We are encouraged by the increase in overall unit sales as a result of our initiative to increase unit sales in our gold category. However, we continue to face many challenges both internally and externally. Under the leadership of our new management team, we have implemented several strategic initiatives to improve our overall business model including a new merchandising strategy that will allow us to better manage inventory levels. We have also made changes to our field staffing and compensation plans to better incentivize sales members. While we have made some progress, we still have a lot of additional work ahead of us."

    The net loss in the first nine months of fiscal 2007 was $49.5 million, or $1.62 per basic and diluted share, versus a net loss of $46.8 million, or $1.85 per basic and diluted share on a proforma combined basis, in the equivalent period last year. The net loss for the first nine months of fiscal 2006 consisted of a $16.2 million net loss for the predecessor in the Company's 2006 merger for the period of February 1, 2006 through June 8, 2006, a $29.6 million net loss for the successor in its 2006 merger for the period of June 9, 2006 through October 31, 2006 and proforma adjustments that increased the loss by $1.0 million. While the results of the predecessor and successor in its 2006 merger are presented separately in Whitehall Jewelers' consolidated statements of operations, the presentation and discussion in this announcement uses combined figures along with proforma adjustments to treat the 2006 merger as if it had occurred at the beginning of the period to facilitate the comparisons.

    Year-to-date net sales decreased $6.3 million, or 3.8%, to $157.6 million from $163.9 million in the first nine months of fiscal 2006. Comparable store sales decreased 3.7% in the first nine months of fiscal 2007 compared to the same period in fiscal 2006.

    Based on current trends, the Company believes that the borrowing capacity under its senior credit facility, together with cash on hand, current and anticipated cash flow from operations, and cost reductions may not be adequate to meet its working capital and capital expenditure needs through the remainder of fiscal 2007. Therefore, the Company will need additional financing in the near term to fund its working capital and capital expenditure needs and, therefore, is actively seeking financing. Such financing arrangements may include additional equity investments from current or new investors, additional debt investments from current or new investors or a combination of both. There can be no assurance that additional financing could be obtained on terms that are favorable to the Company, or at all.

    On December 17, 2007, the Company and Prentice signed a non-binding term sheet whereby Prentice indicated its intent to arrange a senior secured term loan from one or more entities affiliated with Prentice (the Lenders) to the Company in the aggregate principal amount of $25 million. If extended, the loan would be secured by a security interest in all of the assets of the Company and its subsidiaries. This loan would have a maturity date one day following maturity of the existing revolving credit facility under the Company's senior credit agreement. The loan would also contain affirmative and negative covenants acceptable to the Lenders and would bear interest at the rate of 15% per annum (such interest to be payable monthly in cash). The terms of the loan would permit repayment of all or a portion of the loan in certain circumstances, subject to the consent of the Company's senior lenders. Prentice Capital Management, LP would receive, at closing, a fee equal to 3% of the loan for arranging and structuring the loan. The loan would be subject to execution of definitive transaction documents and customary closing conditions.

    Simultaneous with seeking additional funding, the Company will also seek to reduce both its corporate and store related expenses. Additionally, the Company plans to close certain under-performing locations at the lease expirations or through the negotiation of early terminations with the landlords for those selected locations, as well as continue with other ongoing initiatives to improve inventory management and increase consignment level as a total percentage of inventory.

    About Whitehall Jewelers

    Whitehall Jewelers is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of November 3, 2007, it operated 314 stores in regional and super-regional malls under the names Whitehall and Lundstrom.

    Cautionary Statement Concerning Forward-Looking Information

    This press release contains certain forward-looking statements, including, without limitation, statements concerning expected cost savings, operations, economic performance and financial condition, including, in particular, statements relating to our future capital structure and financial condition. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by the Company's management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: (i) our substantial indebtedness; (ii) our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; (iii) competition from other companies; (iv) the seasonality of our businesses; (v) loss of significant customers or customer relationships; (vi) fluctuations of raw material prices and our reliance on a limited number suppliers;
(vii) adverse economic conditions; and (viii) the amount of capital expenditures required at our businesses. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.



                  Whitehall Jewelers Holdings, Inc.
          Consolidated Statements of Operations - unaudited
   For the Three Months Ended November 3, 2007 and October 31, 2006
              (in thousands, except for per share data)

                                              Successor    Successor
                                             Three months Three months
                                                ended        ended
                                             November 3,  October 31,
(in thousands)                                   2007         2006
                                             ------------ ------------
Net sales                                       $ 44,460     $ 48,827
Cost of sales (including buying and occupancy
 costs)                                           35,408       36,931
                                                 -------      -------
   Gross profit                                    9,052       11,896
Selling, general and administrative expenses      22,518       25,919
Professional fees and other charges                  997        3,640
                                                 -------      -------
   Loss from operations                          (14,463)     (17,663)
Interest expense                                   1,981        4,311
                                                 -------      -------
   Loss before income taxes                      (16,444)     (21,974)
Income tax expense                                    --           --
                                                 -------      -------
   Net loss from continuing operations           (16,444)     (21,974)
                                                              -------
Discontinued operations                               --          223
                                                 -------      -------
   Net loss                                     $(16,444)    $(21,751)
                                                 =======      =======
Net loss per share, basic and diluted:
   Continuing operations                        $  (0.41)    $  (0.87)
   Discontinued operations                            --         0.01
                                                 -------      -------
   Net Loss per share                           $  (0.41)    $  (0.86)
                                                 =======      =======
Weighted average common shares and common
 share equivalents                                39,953       25,333
                                                 =======      =======




                           Proforma
               Successor  Combined    Combined  Successor  Predecessor
                              (1)
                 Nine       Nine       Nine
                 months     months     months    June 9,   February 1,
                 ended      ended      ended      2006 -      2006-
               November    October    October    October    June 8,
(In thousands)   3, 2007   31, 2006   31, 2006   31, 2006      2006
------------------------- ---------- ---------- ---------- -----------
Net sales      $157,645   $163,930   $163,930   $ 78,835   $ 85,095
Cost of sales
 (including
 buying and
 occupancy
 costs)         119,220    118,350    117,626     59,262     58,384
                --------   --------   --------   --------   ----------
  Gross Profit   38,425     45,580     46,304     19,573     26,731
Selling,
 general and
 administrative
 expenses        72,620     74,684     74,390     38,462     35,928
Professional
 fees and other
 charges          3,607      6,794      6,794      4,305      2,489
                --------   --------   --------   --------   ----------
  Loss from
   Operations   (37,802)   (35,898)   (34,880)   (23,194)   (11,686)
Interest
 Expense         11,492     11,783     11,783      6,600      5,183
                --------   --------   --------   --------   ----------
  Loss before
   income taxes (49,294)   (47,681)   (46,663)   (29,794)   (16,869)
Income tax
 expense            219         --         --         --         --
                --------   --------   --------   --------   ----------
  Net loss from
   continuing
   operations   (49,513)   (47,681)   (46,663)   (29,794)   (16,869)
Discontinued
 operations          --        871        871        223        648
                --------   --------   --------   --------   ----------
  Net Loss     $(49,513)  $(46,810)  $(45,792)  $(29,571)  $(16,221)
                ========   ========   ========   ========   ==========

Net loss per
 share, basic
 and diluted:
  Continuing
   operations  $  (1.62)  $  (1.88)  $  (1.84)  $  (1.18)  $  (0.67)
  Discontinued
   operations        --       0.03       0.03       0.01       0.03
                --------   --------   --------   --------   ----------
  Net Loss per
   share       $  (1.62)  $  (1.85)  $  (1.81)  $  (1.17)  $  (0.64)
                ========   ========   ========   ========   ==========

Weighted
 average common
 shares and
 common share
 equivalents     30,577     25,333     25,333     25,333     25,333
                ========   ========   ========   ========   ==========


    (1) In accordance with U.S. GAAP, our historical financial results for the predecessor and the successor entities, as a result of Whitehall's June 8, 2006 Merger with WJ Holding, are presented separately. The separate presentation is required under U.S. GAAP in situations when there is a change in ownership, which occurred with the 2006 Merger. There have been no material changes to operations or customer relationships of our business as a result of the 2006 Merger.

    Management believes that comparisons between the nine months ended November 3, 2007 and the prior year results for either the predecessor or successor separately may impede the ability of users of our financial information to understand our operating performance. Consequently, in order to enhance an analysis of our operating results, our operating results above are presented on a proforma combined basis for the nine months ended November 3, 2006. This proforma combined presentation simply represents the mathematical addition of pre-acquisition results of operations of the predecessor with the post acquisition results of the successor and include certain proforma adjustments that increased the loss by $1 million, primarily due to higher amortization of intangibles and depreciation expense, to reflect the effects of the merger as if it had happened at the beginning of the periods presented. This presentation is not intended to be a presentation in accordance with generally accepted accounting principles. We believe the proforma combined results provide relevant financial information for the investors.



                  Whitehall Jewelers Holdings, Inc.
               Consolidated Balance Sheets - unaudited
             as of November 3, 2007 and January 31, 2007
                 (in thousands except for share data)

                                               November 3, January 31,
                                                  2007        2007
                                               ----------- -----------
                    ASSETS
Current Assets:
  Cash                                           $  1,054    $  1,311
  Accounts receivable, net                          2,265       1,495
  Merchandise inventories, net                    163,663     174,090
  Other current assets                              3,526       1,263
                                                  -------     -------
       Total current assets                       170,508     178,159

Property and equipment, net                        28,658      30,687
Intangible assets, net                             12,051      12,834
Goodwill                                            9,215       9,215
Deferred financing costs                            1,286       3,745
                                                  -------     -------
        Total assets                             $221,718    $234,640
                                                  -------     -------


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Revolver loans                                 $ 91,014    $ 83,860
  Accounts payable                                 35,970      50,913
  Customer deposits                                 1,152       1,959
  Trade notes payable                               4,760      22,366
  Accrued payroll                                   4,303       6,617
  Other accrued expenses                            9,882      12,322
  Other tax liabilities                               815         431
                                                  -------     -------
        Total current liabilities                 147,896     178,468
Term loan - related party                              --      56,080
Trade notes payable                                15,536          --
Other long-term liabilities                         6,167       4,460
                                                  -------     -------
        Total liabilities                         169,599     239,008
Stockholders' Equity (deficit):
  Common stock ($0.001 par value; 100,000,000
   shares authorized; 39,953,121 shares issued
   and outstanding at November 3, 2007 and
   25,333,238 issued and outstanding at January
   31, 2007)                                           40          25
  Additional paid-in capital                      122,844      24,282
  Stock warrants                                    7,422          --
  Accumulated deficit                             (78,187)    (28,675)
                                                  -------     -------
        Total stockholders' equity (deficit)       52,119      (4,368)
                                                  -------     -------
        Total liabilities and stockholders'
         equity (deficit)                        $221,718    $234,640
                                                  =======     =======

    CONTACT: Whitehall Jewelers Holdings, Inc.
             Peter Michielutti
             Chief Financial Officer
             312-782-6800
             or
             Integrated Corporate Relations
             John Mills/ Ina McGuinness, 310-954-1100